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                                                                    Exhibit 99.1

                         [THE BUCKLE, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE:   May 15, 2003

CONTACT:    Karen B. Rhoads, Chief Financial Officer
            The Buckle, Inc.
            308/236-8491

                THE BUCKLE INC. REPORTS FIRST QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income down 30.4 percent on a 2.3 percent sales increase for the first quarter ended May 3, 2003.

Net income for the first quarter of fiscal 2003 was $3.0 million, or $0.14 per share ($0.14 per share on a diluted basis), compared with $4.3 million, or $0.20 per share ($0.20 per share on a diluted basis) for the first quarter of 2002.

Net sales for the first quarter (13 weeks) ended May 3, 2003, increased 2.3 percent to $81.7 million from $79.9 million for the first quarter (13 weeks) of fiscal 2002. Comparable store net sales, for stores open at least one year, were down 0.7 percent for the 13 weeks ended May 3, 2003, compared with the 13 weeks ended May 4, 2002.

During the first quarter of fiscal 2003, the Company purchased 27,300 shares of the Company's common stock at an average price of $16.87 per share. These shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on December 27, 2000.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 311 retail stores in 37 states compared to 298 stores in 37 states at about this same time a year ago.

To listen to the Company's recorded quarterly earnings commentary, please call
(308) 236-4440.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or




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revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at
                        www.buckle.com on the Internet.


                            Financial Table to Follow


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                     THE BUCKLE, INC. - STATEMENTS OF INCOME
                (in thousands, except per share data - unaudited)


                                                 Thirteen weeks ended
                                                 --------------------
                                               May 3, 2003    May 4, 2002
                                               -----------    -----------
Net Sales                                        $ 81,713       $ 79,855

Cost of Sales                                      58,844         56,739
                                                 --------       --------

Gross Profit                                       22,869         23,116

Selling Expenses                                   16,531         15,036
General and Administrative Expenses                 2,753          2,545
                                                 --------       --------

Income from Operations                              3,585          5,535

Other Income                                        1,140          1,309
                                                 --------       --------

Income before Income Taxes                          4,725          6,844

Income Tax Expense                                  1,734          2,546
                                                 --------       --------

Net Income                                       $  2,991       $  4,298
                                                 ========       ========

Basic Income Per Share                           $   0.14       $   0.20
                                                 ========       ========

Diluted Income Per Share                         $   0.14       $   0.20
                                                 ========       ========

Basic Weighted Avg. Shares                         21,048         21,147
Diluted Weighted Avg. Shares                       21,594         21,948

Selected Financial Data                        May 3, 2003    May 4, 2002
                                               -----------    -----------
         Cash and Investments                    $156,806       $151,211
         Inventory                               $ 61,779       $ 53,109
         Property and Equipment, Net             $ 65,139       $ 53,324
         Accounts Payable                        $ 15,190       $ 14,924